Exhibit 10.1

August 4, 2026

Re: President and CEO Offer Letter Agreement

Dear Warren:

STAAR Surgical Company (the “Company”) is pleased to offer you the position of President and Chief

Executive Officer (“CEO”) pursuant to the terms and conditions of this offer letter agreement (“Agreement”), reporting to the Board of Directors of the Company (the “Board”) and effective as of August 4, 2026 (the “Start Date”). The terms of this Agreement are intended to supersede and replace the terms and conditions of your offer letter with the Company, dated March 24, 2023 (the “Original Offer Letter”) and your offer letter with the Company, dated February 1, 2026 (the “Interim CEO Offer Letter” and, together with the Original Offer Letter, the “Prior Offer Letters”), in their entirety. The terms of this Agreement are in addition to that certain Amended and Restated Severance Agreement by and between you and the Company, dated August 4, 2026 (as may be amended and/or amended and restated from time to time, the “Severance Agreement”), that certain Amended and Restated Change in Control Agreement by and between you and the Company dated August 4, 2026 (as may be amended and/or amended and restated from time to time, the “CIC Agreement”), and any outstanding Awards (as defined in the Company Amended and Restated Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”)) that have been granted to you under the Plan, in each case, which shall remain in full force and effect and continue to govern your employment except as set forth herein. Unless otherwise defined herein, capitalized terms shall have the same meanings assigned to such terms in the Severance Agreement.

As CEO, you shall devote your full working and business time, attention, skill and efforts to the business and affairs of the Company and shall use best efforts to promote the success of the Company’s business. You shall not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board, which may be withheld, conditioned or delayed in the Board’s sole discretion. Notwithstanding the foregoing, the Company acknowledges and agrees that you may (i) manage your personal investments and affairs, (ii) participate in non-profit, educational, community or philanthropic activities, and (iii) be involved with various trade groups or associations related to the Company’s business and participate in the activities of those groups or associations, in each case, to the extent that such activities, individually or in the aggregate, do not interfere or conflict with the performance of your duties and responsibilities under this Agreement, are not in conflict with and do not interfere with the business interests of the Company, do not violate your obligations under the Severance Agreement or CIC Agreement, and do not otherwise compete with the Company.

Effective as of the Start Date, your base salary will be $28,076.92 per bi-weekly pay period ($730,000 annually), paid in accordance with the Company’s normal payroll practice (as in effect from time to time), in addition to all the benefits offered through our current policies.

Subject to approval by the Board and your commencement as CEO, the Company shall grant you the following equity awards under the Plan, representing a one-time CEO grant and your Award grant for the 2027 calendar year:

CEO Grant: An Award consisting of (i) 22,493 time-vesting Restricted Stock Units that vest over three (3) years from the grant date, with one-third vesting on the first anniversary of the grant date and the remaining two-thirds vesting in twenty-four (24) substantially equal monthly installments thereafter (the “CEO RSU Award”), (ii) 40,471 time-vesting Options that vest on the same schedule as the CEO RSU Award (the “CEO Time-Vesting Option”), and (iii) 131,830 performance-vesting Options that performance vest over a performance period ending on the earlier of a change in control and the ten (10) year anniversary of the grant date, subject to achievement of stock-price hurdles of $50, $75 and $100 per share, and time vest as to one-third on the first anniversary of the grant date with the remaining

Exhibit 10.1

two-thirds vesting in twenty-four (24) substantially equal monthly installments thereafter, as further described in the applicable award agreement (the “CEO Performance-Vesting Option”, and together with the CEO RSU Award and the CEO Time-Vesting Option, the “CEO Award”); and

2027 Grant: An Award consisting of (i) 44,986 time-vesting Restricted Stock Units that vest over forty-two (42) months from the grant date, with one-third vesting on the eighteen (18) month anniversary of the grant date and the remaining two-thirds vesting in twenty-four (24) substantially equal monthly installments thereafter (the “2027 RSU Award”), (ii) 80,942 time-vesting Options that vest on the same schedule as the 2027 RSU Award (the “2027 Time-Vesting Option”), and (iii) 263,664 performance-vesting Options that performance vest over a performance period ending on the earlier of a change in control and the ten (10) year anniversary of the grant date, subject to achievement of stock-price hurdles of $50, $75 and $100 per share, and time vest as to one-third on the eighteen (18) month anniversary of the grant date with the remaining two-thirds vesting in twenty-four (24) substantially equal monthly installments thereafter, as further described in the applicable award agreement (the “2027 Performance-Vesting Option”, and together with the 2027 RSU Award and the 2027 Time-Vesting Option, the “2027 Award” and, together with the CEO Award, the “Equity Awards”).

Timing of Grants: The 2027 Time-Vesting Option and 2027 Performance-Vesting Option will be granted in two portions. The first portion, consisting of 37,962 of the 2027 Time-Vesting Option and 123,659 of the 2027 Performance-Vesting Option (the “First Portion of 2027 Options”), will be granted on the First Grant Date (as defined below). The second portion, consisting of 42,980 of the 2027 Time-Vesting Option and 140,005 of the 2027 Performance-Vesting Option (the “Second Portion of 2027 Options”), will be granted on the Second Grant Date (as defined below). Notwithstanding the grant date of the Second Portion of 2027 Options, the time-vesting schedule and vesting commencement date of the Second Portion of 2027 Options will be measured from the First Grant Date. The grant date of the CEO Time-Vesting Option, CEO Performance-Vesting Option and the First Portion of 2027 Options will be the later of (i) the Start Date (or, if the Start Date is not a trading day, the next trading day) and (ii) the first trading day on which the Company’s insider trading window is open following the public release of the Company’s results for the second fiscal quarter of 2026; provided that each such grant shall be effective as of the close of trading on the applicable date (the “First Grant Date”). The grant date of the CEO RSU Award, 2027 RSU Award and Second Portion of 2027 Options will be January 4, 2027 (or, if not a trading day, the next trading day); provided that each such grant shall be effective as of the close of trading on the applicable date (the “Second Grant Date”).

The grant and vesting of the Equity Awards will be subject, in each case, to your continued employment with the Company through the applicable grant and vesting dates, except as otherwise provided in the applicable award agreement(s), the Severance Agreement or the CIC Agreement, as applicable. The applicable exercise price per share of the CEO Time-Vesting Option, the 2027 Time-Vesting Option, the CEO Performance-Vesting Option and the 2027 Performance-Vesting Option, in each case, will be determined as of the date of grant of the Equity Awards and will be 100% of the fair market value of the Company’s common stock on such date and will be subject to a ten-year term. Notwithstanding anything herein to the contrary, the Equity Awards shall be subject to the terms and conditions of the applicable award agreement(s), provided by the Company, and the Plan.

You will continue to be eligible to participate in the Company’s annual bonus plan for senior executives pursuant to our Corporate Annual Incentive Bonus Program (as may be amended from time to time, or any successor plan or program), subject to the terms and conditions of such program. For fiscal year 2026, your target annual bonus opportunity will be an amount equal to the sum of (i) 100% of the amount of base salary earned by you during the period beginning February 1, 2026 through and including the last day of fiscal year 2026 and (ii) 70% of the amount of base salary earned by you during the period beginning on the first day of fiscal year 2026 through and including January 31, 2026, subject to the successful achievement of corporate and personal goals and

Exhibit 10.1

objectives as determined by the Board (or committee thereof) (the “2026 Annual Bonus”). Beginning in fiscal year 2027, you will have a target bonus equal to 100% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives as determined by the Board (or committee thereof).

In addition, promptly following the Start Date, the Board shall take all action necessary to increase the size of the Board by one (1) directorship and to appoint you to fill the vacancy so created, such that you shall serve as a member of the Board without additional compensation. Thereafter, so long as you continue to serve as CEO, the Company shall use its commercially reasonable efforts to cause you to continue to serve as a member of the Board without additional compensation; provided, however, that the Company shall not be required to take any action that the Board determines in good faith, after consultation with counsel, would be inconsistent with its fiduciary duties or with applicable law, regulation, or securities exchange listing requirement. Upon the termination of your employment for any reason, you shall be deemed to have automatically resigned, effective as of the date of such termination, from the Board (and from the board of directors or equivalent governing body of any affiliate of the Company on which you then serve). In connection with the foregoing sentence, you agree and acknowledge that you will execute any documents reasonably necessary to effectuate such resignation(s).

By entering into this Agreement, you acknowledge and agree that, (i) except as otherwise set forth herein, this Agreement supersedes the terms of your Prior Offer Letters in their entirety, which shall be of no further force and effect upon the effectiveness of this Agreement, and (ii) your removal as Interim Co-CEO (as defined in the Interim CEO Offer Letter) and appointment as CEO pursuant to this Agreement shall not constitute “Good Reason” under the Severance Agreement or CIC Agreement. For the avoidance of doubt, during the term of your employment as CEO you shall remain eligible for merit increases, benefits and awards under all programs in which you participate pursuant to this Agreement and shall be eligible to participate in benefit plans generally available to senior executives of the Company, in each case, subject to the eligibility of such programs and as may be amended, modified and/or terminated from time to time by the Company.

Notwithstanding the foregoing, your employment with the Company is “at will”, which can be terminated at any time by the Board. This Agreement shall be governed by the governing law and dispute resolution provisions set forth in Sections 7 and 13, respectively, of the Severance Agreement, which are hereby incorporated by reference in addition to Section 3 (Successors and Binding Agreement), Section 4 (No Retention Rights), Section 5 (Notices), Section 6 (Validity), Section 9 (Counterparts), Section 10 (Section 409A), and Section 11 (Withholding) of the Severance Agreement.

By signing this Agreement, both parties agree to be bound by the terms and conditions of this Agreement.

Sincerely,

Signature:

/s/ Neal C. Bradsher

Neal C. Bradsher, Chair of the Board, STAAR Surgical Company

Accepted:

/s/ Warren Foust

Warren Foust